Exhibit 99.1

December 18, 2020

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Office of Life Sciences

100 F Street, NE

Washington, D.C. 20549

Attention:	Julie Sherman
Kate Tillan
Jason L. Drory
Christine Westbrook

Re:	Pharvaris B.V. – Representation Under Item 8.A.4 of Form 20-F

Dear Ms. Sherman, Ms. Tillan, Mr. Drory and Ms. Westbrook:

Pharvaris B.V., a foreign private issuer and a Dutch private company with limited liability (the “Company), confidentially submitted to the Securities and Exchange Commission (the “Commission”) on November 12, 2020, a draft Registration Statement on Form F-1 (as amended, the “Registration Statement”), relating to a proposed initial public offering (“IPO”) of the Company’s ordinary shares. This letter is attached as an exhibit to a revised draft of the Registration Statement being submitted on the date hereof. The Company is not currently a publicly reporting company in any jurisdiction.

The Registration Statement currently contains audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited condensed consolidated financial statements for the nine months ended September 30, 2020 and 2019 and as of September 30, 2020, each prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (collectively, the “Financial Statements”). Item 8.A.4 of Form 20-F (“Item 8.A.4”), which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that in the case of a foreign private issuer’s initial public offering, the registration statement must contain audited financial statements as of a date not older than twelve months at the time of filing and upon effectiveness, unless the issuer is able to make certain representations. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3. As of this submission, the Registration Statement satisfies Item 8.A.4, which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, because the audited consolidated financial statements included in the Registration Statement are less than twelve months old.

However, at the time of effectiveness, we expect that the Registration Statement will contain the Financial Statements, and that the audited consolidated financial statements included therein will be more than twelve months old, but less than fifteen months old. As such, the Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4, which provides that a “company may comply with only the 15-month requirement in [Item 8.A.4] if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

We represent to the Commission that:

1.	The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than twelve months from the date of filing the Registration Statement or from the date of effectiveness of the Registration Statement.

2.	Compliance with Item 8.A.4 would be impracticable and would involve undue hardship for the Company.

If you have any questions or comments regarding the information in this letter, please contact Sophia Hudson, our U.S. securities counsel at Kirkland & Ellis LLP, at (212) 446-4750 or by e-mail at sophia.hudson@kirkland.com.

Very truly yours, Pharvaris B.V.

/s/ Berndt Modig
Berndt Modig
Chief Executive Officer

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